Exhibit 10.17

TYSON FOODS
RELEASE AGREEMENT

This Release Agreement ("Agreement ") is made and entered into by and among Thomas Hayes PN # 817644 ("you") and Tyson Foods, Inc. ("Tyson"). In consideration of the mutual promises contained herein, and subject to your execution and non-revocation of this Agreement, the parties hereby agree as follows:

(1)Termination of Employment. Your employment with Tyson is terminated as of December 1, 2018 ("Separation Date"). The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you. Tyson shall continue your base salary and benefits as required under Section 2 of the Employment Agreement (as defined below) through the Separation Date.

(2)Consideration. You also acknowledge and agree that you would not otherwise be entitled to the benefits provided under subsection (i), (ii), (iii), (iv), or (v) below but for entering into this Agreement.
(i)    Severance Benefit. Subject to your execution and non-revocation of this Agreement, Tyson will pay you the amounts set forth in Section 4(b) of your employment agreement dated November 17, 2016 (the "Employment Agreement"). Tyson will pay you the sum of (x) 24 months of your current base salary, which is $1,207,500.00 per year ($2,415,000.00 in the aggregate) and (y) two times your annual cash-based target bonus , which target bonus is $1,811,250.00 per year ($3,622,500.00 in the aggregate), for a total payment of $6,037,500.00 in the aggregate, payable over 24 months through its regular payroll practice beginning on the first payroll payment date commencing on or after the effective date of this Release, except as otherwise provided under Section 8 of your Employment Agreement (the "Separation Payments"). To the extent necessary, the first payment will be a "catch up" payment that will include any installments that accrue during the period from the Separation Date to the date of the first payment but are withheld pending the agreement becoming effective. These Separation Payments constitute gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. You acknowledge that the Separation Payments are in lieu of any other severance payments under any severance plan of Tyson's or any of its affiliates.

(ii)    Subsidized Health Care Continuation. Subject to your execution and non- revocation of this Agreement, if upon the Separation Date you are eligible for and timely elect COBRA health continuation coverage under Tyson's group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by Tyson, less the portion of the premium cost paid by active employees for the same coverage, for the period beginning with the first day of the COBRA health continuation coverage period and ending on the date on which occurs the earliest of the following: (i) the date you cease to be entitled to receive any payments under Section 4(b)(iv) of your Employment Agreement for any reason; (ii) the date you cease to be eligible for COBRA health continuation coverage; (iii) 18 months; or (iv) the date the you notify Tyson that you no longer desire coverage under Tyson's group health plan(s). It is understood that your coverage under all Tyson benefit plans other than its group medical, dental,

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vision and drug plan(s), including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, vacation and stock plans cease as of the Separation Date.

(iii)    Conditional Vesting of Restricted Stock. Subject to your execution and non-revocation of this Agreement, you will become vested in a pro rata share of your unvested restricted stock awards that are outstanding on the Separation Date, all as set forth on Exhibit A.

(iv)    Conditional Vesting of Performance Shares. Subject to your execution and non-revocation of this Agreement, you will become vested in a pro rata portion of any performance shares under performance share awards that are outstanding on the Separation Date, as set forth on Exhibit A, provided the applicable performance criteria are met. The pro rata portion of your award shall equal the percentage of the total performance period, measured in days, in which you remained employed by Tyson multiplied by the percentage of the award that you would have received had you remained employed for the entire performance period. Any award subject to this subsection (iv) shall not be paid until such time as it would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met.

(v)    Conditional Vesting of Stock Options. Subject to your execution and non- revocation of this Agreement, you will become fully vested in the unvested stock options, as set forth on Exhibit A, that are outstanding on the Separation Date, all as provided by, and subject to, the terms of each specific stock option grant or award agreement.

(vi)    Other Benefits. A summary of the other benefits you are entitled to, including under the terms of the Company's qualified plans, is set forth on Exhibit A.

(3)General Release. In consideration for the items provided in Section 2 above, you, on behalf of yourself and your spouse, family, heirs, executors, administrators, attorneys , agents and assigns, hereby waive, release and forever discharge Tyson, together with Tyson's parents, partnerships, subsidiaries, divisions, affiliates, other related entities, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective fiduciaries, trustees, predecessors, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all known or unknown actions, causes of action, claims, matters, suits, charges, controversies, demands, rights, judgements, damages, costs, expenses, attorney's fees, compensation, debts or liabilities of any kind whatsoever which have been or could be asserted against the Releasees arising out of, in connection with or related to your employment or service with and/or separation from employment or service with Tyson and/or any of the other Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)
claims, actions, causes of action or liabilities ansmg under the Worker Adjustment and Retraining Notification Act as amended, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Civil rights Act of 1991, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Fair Labor Standards Act, as amended, the Federal Occupational Safety and Health Act, as amended, the Employee Retirement Income Security Act of 1974, as amended,

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the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Sarbanes-Oxlcy Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status , sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)
claims or rights you may have as of the date you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. ("ADEA''). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990; and/or

(c)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance, regulation, constitution or executive order; and/or

(d)
any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to your employment with and/or separation from employment with Tyson and/or any of the other Releasees.

(4)Exclusions from General Release. Notwithstanding the above General Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers' compensation, (iii) claims arising after the date on which you sign this Agreement, (iv) claims for vested or accrued benefits under a Releasee's qualified employee benefit plan, (v) claims to enforce the terms of this Agreement, (vi) any rights you may have to indemnification, contribution or reimbursement for claims against you arising out of or related to the offices or positions you held during your employment or the services you provided to Tyson, whether under the articles of incorporation, bylaws, or other governing documents of Tyson, the common law, any applicable statute, any contract or agreement with Tyson, or any policies of insurance, or (vii) your right to file a charge with the United States Equal Employment Opportunity Commission ("EEOC") or to participate in an EEOC investigation. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.

(5)Covenant Not to Sue. A "covenant not to sue" is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph (3) above because, in addition to waiving and releasing the claims covered by paragraph (3) above, you further promise and represent that (i) you have no pending

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lawsuits against the Releasees with any municipal, state or federal court or non-governmental entity, and (ii) you will not sue any of the Releasees or become party to a lawsuit in any forum for any reason whatsoever relating to any claim subject to the release in paragraph (3) as limited by paragraph (4). If you break this promise, Tyson shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. Further, Tyson may cease providing the Separation Payments to you and you shall be required to repay all but $200 of the Separation Payments. Alternatively, at Tyson's option, you shall be liable for the payment of all legal costs, including reasonable attorneys' fees, paid by Tyson in connection with any lawsuit you file. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.

(6)Employee Acknowledgements. You further agree that: (i) you have been paid for all hours worked, including overtime; (ii) you have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have received all leave you requested and for which you were eligible; (iv) you have received all wages, compensation, vacation pay and other benefits due to you as of the date of this Agreement; and (v) you have fully complied with Section 6(d) of the Employment Agreement, "Removal and Return of Tyson Property."

(7)Cessation of Authority. You agree that, as of September 30, 2018, you have resigned from all boards, offices and other positions with Tyson or any of its subsidiaries or affiliates or from any board or committee of an association or industry group where you represent Tyson. You further understand and agree that as of such date, you are no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Tyson. You also agree to submit to Tyson on or before the Separation Date, any and all expenses incurred by you through that date and disclose to Tyson any and all contracts or other obligations entered into by you on behalf of Tyson.

(8)Confidentiality of Agreement. You further agree that you shall keep all terms of this Agreement confidential (to the extent such terms are not already publicly known as a result of securities filing s made by Tyson), except that you may make necessary disclosures to attorneys or tax advisors that you retain to advise you in connection with this Agreement and/or as may be required by law.

(9)Confidential Information and Restrictive Covenants. You agree and acknowledge that you continue to be subject to the provisions of Section 6 of the Employment Agreement (the "Confidential Information and Restrictive Covenants"). You further agree that if you breach the Confidential Information and Restrictive Covenants, then (a) Tyson shall be entitled to apply for and to receive an injunction to restrain such breach and (b) you shall be obligated to pay to Tyson its costs and expenses in enforcing the Confidential Information and Restrictive Covenants (including court costs, expenses, and reasonable legal fees). In addition , you acknowledge and agree that, in the event of any breach by you of the Confidential Information and Restrictive Covenants, pursuant to the terms of certain benefit plans and programs, your accrued benefits thereunder may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity. Nothing in this Agreement or the Employment Agreement will preclude, prohibit or restrict you from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the

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Securities and Exchange Commission (the "SEC"); or (ii) participating or cooperating in any investigation conducted by any governmental agency or authority. Nothing in this Agreement or the Employment Agreement prohibits or is intended in any manner to prohibit, you from (1) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency , or (2) making other disclosures that are protected under whistleblower provisions of federal law or regulation. Notwithstanding anything contained in this Agreement or the Employment Agreement, you do not need the prior authorization of anyone at Tyson to make any such reports or disclosures, and you shall not be required to notify Tyson that you have made such reports or disclosures. Nothing in this Agreement or the Employment Agreement or any other agreement or policy of Tyson is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (z) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

(10)Additional Tyson Remedies. You also acknowledge the Releasees' right to enforce this Agreement in any court of competent jurisdiction. You further agree that if you breach any of your promises herein, the affected Releasee(s) shall be irreparably harmed as a matter of law and shall be entitled to immediate injunctive relief, plus its reasonable attorneys' fees and any other litigation costs incurred in enforcing this Agreement.

(11)Non-Admissions. The facts and terms of this Agreement are not an admission by the parties ofliability or other wrongdoing under any law. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the Separation Payments offered hereunder.

(12)Execution and Revocation. You agree that you have been given at least twenty one (21) days to consider this Agreement before signing it. This Agreement must be signed on or within five (5) days after your Separation Date. Following your execution of this Agreement, you have seven (7) days in which to revoke this Agreement. To be effective, the revocation shall be made in writing and delivered to and received by the Chief Human Resources Officer at the address below no later than the seventh (7th) day after you execute this Agreement. Any attempted revocation not actually received on or before the revocation deadline shall not be effective. This entire Agreement will be void and of no force and effect if you choose to revoke it, and you will not receive the Separation Payments. If you do not revoke it, this Agreement shall, on the eighth (8th) day after execution become fully effective and enforceable.

(13)Scverability. If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.

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(14)Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Arkansas shalt apply without regard to choice of law principles. Any and all lawsuits, Legal actions or proceedings arising out of this Agreement will be brought in Arkansas state court located in Washington County, Arkansas or the federal court of competent jurisdiction sitting in or nearest to Washington County, Arkansas, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Arkansas. The parties acknowledge that, by signing this Agreement, they are waiving any right that they may have to a trial by jury for any matter related to this Agreement.
(15)No Knowledge of Illegal Activity. You further acknowledge you have no knowledge of any actions or inactions by any of the Releasees or by you that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body except such action or inactions as are already known to Tyson.
(16)Employee Assistance. You further agree to provide reasonable assistance and cooperation to Tyson in connection with any litigation or similar proceeding that may exist or may arise regarding events as to which you have knowledge due to your former employment with Tyson. Your obligation to provide assistance shall continue through the period of Separation Payments. Tyson will compensate you for reasonable and requested travel and other expenses incidental to any such request and shall use reasonable efforts to schedule any assistance and cooperation around other professional and personal obligations you may have.

(17)	Additional Employee Acknowledgements. You hereby acknowledge and agree that:

•	You are entering into this Agreement freely, knowingly and voluntarily, and were in no manner coerced into signing it;

•	You have been advised to consult with an attorney before signing this Agreement;

•	You have read this Agreement in its entirety and understand its tenns;

•	THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;

•	In the event of a group termination as determined by Tyson, you will have received, along with this Agreement, a listing of job titles and ages of

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•	Tyson employees selected and not selected for termination in connection with Tyson's group termination;

•	You understand you have had at least twenty-one (21) days to consider this Agreement before signing it;

•	You understand that you have seven (7) days after signing the Agreement to revoke it;

•
You are not otherwise entitled to the Separation Payments or any other benefits contemplated by Section 2 of this Agreement which you will receive in exchange for signing and not later revoking this Agreement; and

•	This Agreement is the entire Agreement between you and Tyson regarding the termination of your employment with Tyson.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

/s/ TH

Thomas P. Hayes

(Name of Eligible Employee - Please Print)

/s/ Tom Hayes

(Signature of Eligible Employee)

Dec 1, 2018

(Date)

Tyson Foods, Inc.
By Mary Oleksiuk
Title EVP & CHRO

PLEASE RETURN THE SIGNED AND DATED RELEASE AGREEMENT TO HUMAN RESOURCES AT THE FOLLOWING ADDRESS:
Chief Human Resources Officer
Tyson Foods, Inc., CP481
2200 Don Tyson Parkway Springdale, Arkansas 72762-6999

With a copy to:

Manan Shah
Milbank
28 Liberty Street
New York, NY 10005

Exhibit A
Tom
Hayes

PN	817644	Last day worked	12/1/2018	Age at Term	53.85
Term Reason	Treated as involuntary termination without cause for vesting equity grants	Term Eff. Date	12/2/2018	Service at Term	12.51

Stock Options (requires a signed Separation Agreement and General Release)

Grant Date	Grant Price	Total Outstanding	Exercisable Before Term	Exercisable After Term	Notes
11/17/2017	$77.97	75,426	—	75,426	100% vest; one year to exercise
11/28/2016	$58.34	73,739	14,748	73,739	100% vest; one year to exercise
11/30/2015	$50.00	24,505	12,253	24,505	100% vest; one year to exercise
11/21/2014	$42.26	41,745	41,745	41,745	one year to exercise
		215,415	68,746	215,415

Restricted Stock (requires a signed Separation Agreement and General Release]
Grant Date	Restricted Outstanding	Pro-rated Vested Amount After Term'	Notes
11/17/2017	17,846.547	6,170,781	prorated over vesting period
11/28/2016	20,892.614	14,133,805	prorated over vesting period
11/30/2015	8,738.371	8,738,371	prorated over vesting period
	47,477,532	29,042,957

1. The value of the shares shown will be considered taxable income on the date a Release Agreement is signed and nat later revoked. The net shores after taxe, will be delivered following the later of a.) termination date or b.) the end of the revocation period (8 days ofter signing the Separation Agreement}.

Performance Stock (requires a signed Separation Agreement and General Release]
Grant Date	Perf Shares Outstanding	Pro-rated Amount After Term[2]	Final Measurement Date	Notes
11/17/2017	35,269.976	12,195,260	10/3/2020	prorated over vesting period
11/28/2016	40,709.633	27,539,973	9/28/2019	prorated over vesting period
11/30/2015	16,864.95	16,864,950	9/29/2018	prorated over vesting period
	92,844,559	56,600,183

2. Final shares to be determined ofter final measurement dole based on company achievement of performance goals

New ESP (Contributions 2005 and After)
$15,335.60	2015-2018 Balances as of 9-17-18	lf DOT 12-1-2018 Lump sum June 2019 (Lump sum default; less than 401k limit]
5 annual installments beg. later of Jan following termination or Jan following age 62

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Hillshire Executive Deferred Compensation Plan
$1,664,832.76	Balances as of 9-17-18	lf DOT 12-1-2018 Lump sum Jan 2020
Lump sum Jan 2020

Hillshire 401k SERP
$966,961.27	Balances as of 9-17-18	lf DOT 12-1-2018 Lump sum July 2019
Lump sum in seventh month following termination of employment This election cannot be changed.

Supplemental Executive Retirement Plan (SERP)
Not vested. Forfeiture of benefits.

Annual Incentive Plan
$1,347,242	FY18 estimated award at current projected funding level; final amount to be adJusted for final results.
$313,486	FY19 estimated pro-rated award at target.

/s/ TH